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                                                                    EXHIBIT 99.1



                                                                       1-1-1-1-1


For Release
April 19, 2002
at 1:30 p.m. PDT

                ON ASSIGNMENT, INC. COMPLETES THE ACQUISITION OF
                      HEALTH PERSONNEL OPTIONS CORPORATION

Calabasas, CA, April 19, 2002--On Assignment, Inc., (Nasdaq: ASGN) a leading provider of temporary professionals to the scientific and healthcare industries, announced today that it has completed the acquisition of Health Personnel Options Corporation ("HPO"), a leading U.S. provider of traveling nurses, allied health professionals and other temporary healthcare-related personnel. The purchase price of the acquisition, as described in the March 28 press release, was $150 million, 50% in cash less net debt and 50% in On Assignment, Inc. common stock.

"The HPO acquisition is the cornerstone of our strategy to accelerate the growth of On Assignment's healthcare staffing operations," said Joe Peterson, M.D., President & CEO of On Assignment. "HPO's focus on high-value occupations, disciplined operating model and strong customer relationships, are the same strengths that have driven the growth of On Assignment." HPO generated revenues of $72.4 million for the year ended December 31, 2001 and is expected to grow in excess of 35 percent for 2002. As a result, On Assignment's Healthcare Staffing segment should contribute more than half of the Company's total annual revenues.

HPO will operate as a freestanding division of On Assignment as opportunities for business development and operating synergies are explored. In addition, successful practices of each organization will be identified for company wide application. Michael Jones, most recently On Assignment's Senior Vice President for International Operations, has joined Bill DeVille, a founder of HPO and its Executive Vice President of Operations, and Ken Wead, HPO's Senior Vice President of Sales, to assist in the management of the HPO operations.

On Assignment, Inc., through its Lab Support and Healthcare Staffing segments, is a leading provider of temporary professionals to the scientific and healthcare industries with branches across the United States, Canada, the United Kingdom, the Netherlands, Belgium and Ireland. On Assignment, Inc. common stock is traded on the Nasdaq Stock Market under the symbol ASGN.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's expectations, beliefs, hopes, intentions or strategies regarding the future. All forward-looking statements included in this news release are based upon information available to the Company as of the date hereof and the Company assumes no obligation to update any such forward-looking statement. Actual results could differ materially from the Company's current expectations. Factors that could cause or contribute to such differences include the Company's ability to attract, train and retain qualified Account Managers, the availability of qualified temporary professional employees, risks inherent in expansion into new international and domestic markets, the integration of acquired operations, management of growth, and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the SEC on March 29, 2002. The Company undertakes no obligation to update information contained in this release.

                    FOR FURTHER INFORMATION, PLEASE CONTACT:
                              Mr. Ronald W. Rudolph
          Executive Vice President, Finance and Chief Financial Officer
                                 (818) 878-7900